EXHIBIT 23 - Consent of Independent Auditors

The Board of Directors
Drew Industries Incorporated

We consent to incorporation by reference in the registration statements (Nos. 33-26260, 33-2052, and 33-4957) on Form S-3 and (No. 33-88582) on Form S-8 of
Drew Industries Incorporated of our reports dated February 19, 1996, relating to the consolidated balance sheets of Drew Industries Incorporated and subsidiaries as of December 31, 1995 and 1994 and the related consolidated statements of income, stockholders' equity and cash flows and related schedule for each of the years in the three-year period ended December 31, 1995 appearing and incorporated by reference, in the annual report on Form 10-K of Drew Industries Incorporated for the year ended December 31, 1995.

                                         KPMG PEAT MARWICK LLP
Stamford, Connecticut
March 20, 1996